UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

Virgin Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33735	20-8826316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 Independence Boulevard Warren, NJ		07059
(Address of principal executive offices)		(Zip Code)

(908) 607-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 23, 2009, Virgin Mobile USA, Inc. (the “Company”) held a special meeting of stockholders, at which stockholders of the Company were asked to approve the following items:

1.    an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of the Company’s Class B common stock from one share to two shares and (ii) add SK Telecom Co., Ltd., a company organized under the laws of the Republic of Korea (“SK Telecom”), as a “Founding Stockholder” solely for purposes of Article XI (which addresses certain rights and obligations of the Founding Stockholders of the Company) therein;

2.    the issuance of shares of Class A common stock upon conversion of the shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued to Corvina Holdings Limited, a British Virgin Islands company (the “Virgin Group”), and SK Telecom, and the granting of voting rights to the Virgin Group and SK Telecom with respect to the Series A Preferred Stock; and

3.    an amendment to the Company’s 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) to increase the number of shares of common stock designated for issuance thereunder from 7,726,384 shares (including shares previously granted under the Omnibus Plan or its predecessor plans or subject to outstanding awards thereunder) to 12,726,384 shares.

The stockholders approved each of the foregoing items at the special meeting.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virgin Mobile USA, Inc.

Date: February 27, 2009	/s/ Peter Lurie
Name: Peter Lurie
Title: General Counsel